Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Newbury Street Trust: Treasury Fund, Prime Fund, and Tax-Exempt Fund of our report dated December 8, 2000 on the financial statements and financial highlights included in the October 31, 2000 Annual Report to Shareholders of Treasury Fund, Prime Fund, and Tax-Exempt Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts

December 21, 2000